UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Firebrand Financial Group, Inc.
   One State Street Plaza, 24th Floor
   New York, NY  10004
   USA
2. Issuer Name and Ticker or Trading Symbol
   Video Network Communications, Inc.
   VNCI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 17,  2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Warrants (right to buy|$2.00   |1/17/|J   | |50,000     |A  |7/1/0|3/24/|Common Stock|50,000 |(3)    |            |I  |(2) (3)     |
)(1)(3)               |        |02   |    | |           |   |2    |07   |            |       |       |            |   |            |
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Warrants (right to buy|$2.00   |1/17/|J   | |40,000     |A  |7/1/0|3/24/|Common Stock|40,000 |(4)    |90,000      |I  |(2) (4)     |
)(1)(4)               |        |02   |    | |           |   |2    |/07  |            |       |       |            |   |            |
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Warrants (right to buy|$2.75   |11/21|J   | |50,000     |A  |7/1/0|5/20/|Common Stock|100,000|(5)    |            |I  |(2) (5)     |
)(1)(5)               |        |/01  |    | |           |   |2    |07   |            |       |       |            |   |            |
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Warrants (right to buy|$2.75   |11/21|J   | |50,000     |A  |7/1/0|5/20/|Common Stock|100,000|(6)    |100,000     |I  |(2) (6)     |
)(1)(6)               |        |/01  |    | |           |   |2    |07   |            |       |       |            |   |            |
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Warrants (right to buy|$2.00   |10/24|J   | |40,000     |A  |7/1/0|3/24/|Common Stock|80,000 |(7)    |            |I  |(2) (7)     |
)(1)(7)               |        |/01  |    | |           |   |2    |07   |            |       |       |            |   |            |
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Warrants (right to buy|$2.00   |9/25/|J   | |50,000     |A  |7/1/0|3/24/|Common Stock|100,000|(8)    |90,000      |I  |(2) (8)     |
)(1)(8)               |        |01   |    | |           |   |2    |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The amounts of securities and all prices of those securities being reported have been adjusted to reflect the Issuer's 1 for 5 reverse stock split, effective February 5,
2002.
(2) The Reporting Persons are: Firebrand Financial Group, Inc. ("FFGI"), EarlyBirdCapital.com Inc. ("EBC"), Dalewood Associates, Inc. ("Dalewood")
and Dalewood Associates LP ("Dalewood LP"). FFGI is the majority shareholder of EBC. EBC wholly owns Dalewood and the investment manager for Kleinwort Benson (Channel Islands) Nominees Limited ("KBCI"). Dalewood is the general partner of Dalewood LP. KBCI is the nominee for
Dalewood 2 Private Technology Limited ("Dalewood 2"), which is the beneficial owner of the Issuer's securities held in KBCI's name. For purposes of this Form 4, FFGI is reporting the Issuer's securities beneficially owned by EBC; EBC is reporting the Issuer's securities beneficially owned by
Dalewood and KBCI; Dalewood is reporting the Issuer's securities owned of record by Dalewood LP; and Dalewood LP is reporting its record
ownership of the Issuer's securities.   KBCI may be deemed to beneficially own
securities owned of record by Dalewood 2.  Each Reporting Person herein disclaims beneficial ownership of the reported securities except to the extent of each Reporting Person's pecuniary interest therein.
(3) These warrants were issued to Dalewood LP in exchange for Dalewood LP agreeing to extend the maturity date of the promissory note in the principal amount of $250,000 issued to it in the Issuer's first bridge financing in September 2001.
(4) These warrants were issued to KBCI in exchange for KBCI agreeing to extend the maturity date of the promissory note in the principal amount of
$200,000 issued to it in the Issuer's first bridge financing in October
2001.
(5)  These warrants were issued to KBCI for its investment in the Issuer's
second bridge financing in November 2001.   KBCI paid $250,000 for these
warrants and a  promissory note in the principal amount of
$250,000.
(6)  These warrants were issued to Dalewood LP for its investment in the
Issuer's second bridge financing in November 2001.   Dalewood LP paid
$250,000 for these warrants and a promissory note in the principal amount of $250,000.
(7)  These warrants were issued to KBCI for its investment in the Issuer's
first bridge financing in October 2001.   KBCI paid $200,000 for these
warrants and the promissory note in the principal amount of
$200,000.
(8)  These warrants were issued to Dalewood  LP for its investment in the
Issuer's first bridge financing in September 2001.   Dalewood LP paid
$250,000 for these warrants and the promissory note in the principal amount of $250,000.
JOINT FILER
INFORMATION
The additional Reporting Persons are:
Name:  EarlyBirdCapital.com
Inc.
Address:  One State Street Plaza, 24th floor, New York, NY
10004
Date of Event:  January 17,
2002
/s/ Peter R.
Kent
-----------------------------------------
Peter R. Kent, President and Chief Operating
Officer
Name:  Dalewood Associates,
Inc.
Address:  One State Street Plaza, 24th floor, New York, NY
10004
Date of Event:  January 17,
2002
/s/ Deborah S.
Novick
------------------------------------------------
Deborah S. Novick, Vice President and
Secretary
Name:  Dalewood Associates
LP
Address:  One State Street Plaza, 24th floor, New York, NY
10004
Date of Event: January 17,
2002
By: Dalewood Associates, Inc.,
Manager
/s/ Deborah S.
Novick
---------------------------------------
Deborah S. Novick, Vice President and Secretary
SIGNATURE OF REPORTING PERSON
/s/ Peter R. Kent, Chief Operating Officer
DATE
February 08, 2002